Exhibit 21.1

Mayor’s Jewelers, Inc. and Affiliated Corporations

State & Date of
Company Name	FEIN	Incorporation
Mayor’s Jewelers, Inc.	59-2290953	DE 06/19/87	Parent Company
Mayor’s Jewelers of Florida, Inc.	59-0975486	FL 09/02/61
JBM Retail Company, Inc.	13-3592619	DE 11/07/90
JBM Venture Company, Inc.	65-0239130	DE 04/30/90	Owns 1% of Exclusive Diamonds
Mayor’s Jewelers Intellectual Property Holding Company	51-0370650	DE 10/10/95

Mayor’s Jewelers, Inc. - Non Affiliated Corporations

Company Name	FEIN	State & Date of Incorporation
Jan Bell Marketing/Puerto Rico, Inc.	66 - 0492810	Puerto Rico 03/15/93
Exclusive Diamonds International Ltd.	N/A	Israel 11/30/90
Regal Diamonds International (T.A.) Ltd.	N/A	Israel 06/30/85